UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Fleetwood Enterprises, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FLEETWOOD ENTERPRISES, INC.
3125 Myers Street
Riverside, California 92503-5544

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF FLEETWOOD ENTERPRISES, INC.

The annual meeting of shareholders of Fleetwood Enterprises, Inc. will be held in the Conference Center of the corporate offices, 3050 Myers Street, Riverside, California, on September 12, 2006, at 9:00 a.m., Pacific Daylight Time, for the following purposes:

1.                To elect four directors to serve three-year terms ending in the year 2009 and until their successors are elected and qualified. The board of directors has nominated the four persons specified in the accompanying proxy statement.

2.                To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2006.

3.                To consider and act upon such other business that may properly come before the meeting.

We have fixed the close of business on July 28, 2006, as the record date for determining shareholders that are entitled to receive notice of and to vote at the annual meeting and any adjournment.

Please read the accompanying proxy statement carefully. For us to have a quorum for the conduct of business at the annual meeting, holders of a majority of all outstanding shares of common stock must be present in person or represented by proxy. To assure representation at the annual meeting, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

Leonard J. McGill
Secretary
Riverside, California
Dated: August 10, 2006

FLEETWOOD ENTERPRISES, INC.
3125 Myers Street
Riverside, California 92503-5544

PROXY STATEMENT

The board of directors of Fleetwood Enterprises, Inc. is soliciting your proxy for our annual meeting of shareholders on Tuesday, September 12, 2006, or at any adjournment of the meeting, for the purposes described in the accompanying Notice of Annual Meeting of Shareholders.

We will bear the cost of soliciting proxies. Some of our directors, officers and employees may solicit proxies by mail, telephone, facsimile or in person. In addition, we will request brokers or other persons holding stock in their names or in the names of their nominees to forward proxies and proxy materials to the beneficial owners of such stock and will reimburse them for reasonable expenses they incur in doing so. To aid in the solicitation of proxies, we have retained MacKenzie Partners, Inc., a proxy solicitation firm, at an estimated fee of $3,000 plus reimbursement of normal expenses.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will:

•       vote on the election of four directors: Margaret S. Dano, James L. Doti, David S. Engelman and Daniel D. Villanueva;

•       be asked to ratify the appointment of the independent registered public accounting firm; and

•       consider such other business as may properly come before the meeting.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, July 28, 2006, are entitled to receive notice of the annual meeting and to vote their shares of our common stock at the meeting, or any postponement or adjournment of the meeting. We are sending these proxy materials to shareholders of record on approximately August 10, 2006. Holders of our common stock are entitled to one vote per share.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Please note that if you hold your shares in “street name” (through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership in Fleetwood as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the meeting. As of the record date, 63,896,032 shares of our common stock were outstanding and entitled to vote. Proxies that are received and marked as withholding authority, abstentions and broker non-votes (where a broker, bank or nominee does not exercise discretionary authority to vote on a matter) will be included in the calculation of the number of shares considered to be represented at the meeting.

How do I vote?

If you complete, sign and return the accompanying proxy card, it will be voted as you direct. If you do not specify a choice on a signed proxy card, the persons named as proxies will vote in favor of the election of the nominees for director and, if any other matters are properly presented, the persons named as proxies will vote or refrain from voting on any such matter in accordance with their best judgment. If you are a shareholder as of the record date and attend the meeting, you may personally deliver your completed proxy card or vote in person at the meeting.

If your shares are held in “street name” by a bank or brokerage firm, your bank or brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank or broker will send you directions on how to vote those shares. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), member brokers that do not receive instructions from their customers to vote may vote their customers’ shares in the brokers’ discretion on the proposals regarding the election of directors and the ratification of the appointment of Ernst & Young LLP, because these are “discretionary” under the NYSE rules.

Can I change my proxy after I return my proxy card?

Yes. If your shares are registered in your name, you may revoke your proxy and change your vote at any time before the proxy is exercised at the annual meeting by filing with our corporate secretary either a written notice of revocation or another duly executed proxy bearing a later date. Your attendance at the meeting will not by itself revoke a previously granted proxy. If you hold your shares in street name, however, you may revoke your proxy only by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective unless received by the corporate secretary at or before the annual meeting.

What is the vote required to approve each proposal?

Election of Directors.   The affirmative vote of the holders of a plurality of the shares of common stock voting on the matter is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors, as well as any broker non-votes, will not be counted as a vote cast on such matter, although they will be counted for purposes of determining whether there is a quorum.

Ratification of the Appointment of Ernst & Young LLP.   The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm will be approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal. Abstentions and, if applicable, broker non-votes will not affect the outcome.

Are there other matters to be voted on at the meeting?

Other than the matters discussed in this proxy statement, the board of directors does not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their best judgment. Abstentions may be specified on proposals other than the election of directors, and will be counted as present for purposes of determining whether there is a quorum.

The board of directors encourages you to attend the meeting. Whether or not you plan to attend, please submit your proxy. We would greatly appreciate your prompt response, which will help us make appropriate arrangements for the meeting.

ELECTION OF DIRECTORS

(Proposal No. 1)

Under our certificate of incorporation, which provides for a “classified” board of directors, four directors—out of a current total of 11 directors—are to be elected at the annual meeting to serve three-year terms expiring at the annual meeting in the year 2009 and until their successors have been elected and qualified. Proxies will be voted for the election of Margaret S. Dano, Dr. James L. Doti,

David S. Engelman and Daniel D. Villanueva as directors, unless the shareholder directs otherwise or withholds the vote. If any of the nominees should become unavailable to serve, the proxies will be voted for the election of a substitute nominee or nominees selected by the board of directors. We do not expect, however, that any of the nominees will be unavailable.

Each shareholder is entitled to one vote for each share of common stock held on the record date. In voting for directors, each shareholder has the right to cumulate votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which his or her shares are entitled, or to distribute total votes on the same principle among as many candidates as desired. The four candidates receiving the highest number of votes will be elected. If any person other than the nominees named herein should be nominated for election as a director, the proxy holders may, in the exercise of their sole discretion, vote the proxies they receive cumulatively to elect as directors as many of the above nominees as the votes represented by the proxies held by them are entitled to elect.

The following information is furnished as of July 28, 2006, with respect to the four nominees, all of whom are currently directors, as well as for the other seven directors whose terms of office will continue after the 2006 annual meeting.

NOMINATED FOR ELECTION FOR TERMS ENDING IN SEPTEMBER 2009

MARGARET S. DANO, age 46, has been a director since September 2000. Ms. Dano was Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International Inc., from June 2002 until her retirement from that position in 2005. From April 2002 to June 2002, she was Vice President, Global Operations, Automation and Controls Solutions of Honeywell. She was Vice President, Supply Chain, Office Products of Avery Dennison Corporation from January 1999 to April 2002, and was Avery Dennison’s Vice President, Corporate Manufacturing and Engineering from 1997 to 1999. Previously, she was Vice President, Operations Accessories, North America, of Black & Decker Corporation, and she served as a Program Manager, Product Manager and Plant Manager for General Electric Corporation for a five-year period in the early 1990s. Ms. Dano received a BSME in mechanical-electrical engineering from the General Motors Institute.

DR. JAMES L. DOTI, age 59, has been a director since May 1995. Since 1991, Dr. Doti has served as President of Chapman University, a private institution located in Orange, California, where he also founded the University’s A. Gary Anderson Center for Economic Research in 1978 and was appointed inaugural holder of the Donald Bren Distinguished Chair in Business and Economics in 1999. Dr. Doti is also a director of The First American Corporation and Standard Pacific Corp. He is a graduate of the University of Illinois, Chicago, and received master’s and doctorate degrees in economics from the University of Chicago.

DAVID S. ENGELMAN, age 68, has been a director since April 1999. From February 2002 to August 2002, he served as Interim President and Chief Executive Officer. Mr. Engelman has been a private investor for more than five years. Mr. Engelman is a director of Fieldstone Investment Corp., MGIC Investment Corporation, and Mortgage Guaranty Insurance Corporation. He is a graduate of the University of Arizona.

DANIEL D. VILLANUEVA, age 68, has been a director since September 2003. Since 2005, he has been managing partner of Fontis Capital Partners, an investment fund. From 1994 to 2005, he was chairman of a minority-controlled private equity investment firm, The Bastion Capital Fund, L.P., specializing in management buyouts of middle-market companies and related transactions. From 1964 to 1990, Mr. Villanueva was a senior executive with the predecessor to Univision, now the largest Spanish language television network in the United States. Mr. Villanueva is a director of Citibank (Banamex USA) and the Metropolitan West Funds. He is a graduate of New Mexico State University.

DIRECTORS WHOSE TERMS EXPIRE IN 2007

PAUL D. BORGHESANI, age 68, has been a director since April 1999. Mr. Borghesani is presently engaged in the private practice of law in Elkhart, Indiana and formerly had been of counsel with the law firm Baker & Daniels in South Bend, Indiana since 1996. Mr. Borghesani owns the Transportation Advisory Group, LLC, a private consulting firm providing services related to transportation matters, which he founded in 1996. In 2003, he founded Motor Carrier Services, LLC, a management firm providing services to private and regulated transportation companies. From 1989 until 2002, he was a director of Morgan Drive Away, Inc. and Vice President, Treasurer, Secretary and Corporate Counsel of The Morgan Group, Inc., both of which ceased doing business and filed for bankruptcy protection in 2002. Mr. Borghesani is a graduate of Tufts University and received a J.D. degree from Boston College.

ELDEN L. SMITH, age 66, was appointed Chief Executive Officer and appointed to our board effective March 8, 2005. He had previously served as senior vice president of our recreational vehicle group until his retirement in 1997, and he had been retired from 1997 until his recent return to employment with us. He first joined us in 1968 and held positions of increasing responsibility within our recreational vehicle group and was appointed the executive in charge of the RV Group in 1973. Mr. Smith received a bachelor’s degree in business administration and economics from Whittier College.

THOMAS B. PITCHER, age 67, has served as a member of Fleetwood’s board since 1998 and has been Chairman of the Board since 2002. Mr. Pitcher retired in 1995 as a senior partner with the law firm of Gibson, Dunn & Crutcher, where he served as a member of its Executive Committee, the partner-in-charge of its Orange County office and as co-leader of its international practice. He has also served as Chairman of the Board of Trustees of the Institute of Critical Care Medicine for more than ten years until his retirement in 2005. Mr. Pitcher is a graduate of the University of Florida and received a J.D. degree from the Duke University School of Law.

DIRECTORS WHOSE TERMS EXPIRE IN 2008

LOREN K. CARROLL, age 62, has been a director since April 1999. From 1994 until his retirement in April 2006, Mr. Carroll had been President and Chief Executive Officer of M-I SWACO, LLC, the world’s largest drilling and fluid handling supplier to the petroleum industry, based in Houston, Texas. Mr. Carroll is also a director of Smith International, Inc. and Veritas DGC, Inc. Previously, Mr. Carroll was an audit partner of Arthur Andersen LLP until leaving in 1984 to become Vice President and Chief Financial Officer of Smith International. He also served as President of Geneva Business Services and a director of The Geneva Companies from 1989 until 1992, when he returned to Smith International as Executive Vice President and Chief Financial Officer. Mr. Carroll is a graduate of California State University, Long Beach.

J. MICHAEL HAGAN, age 67, has been a director since September 2002. Since January 2000, Mr. Hagan has been a self-employed business advisor. From June 1991 until November 1999, Mr. Hagan served as Chairman of the board of directors and Chief Executive Officer of Furon Company, having previously served as President of Furon Company from 1980 to 1991. Mr. Hagan is also a director of Ameron International Corp., and was a director of RemedyTemp, Inc. until it was sold in June 2006. Since March 2000, Mr. Hagan has served as a trustee for each of the following PIMCO Funds: Pacific Investment Management Series; PIMCO Commercial Mortgage Securities Trust, Inc.; and PIMCO Variable Insurance Trust. Mr. Hagan is a graduate of Santa Clara University.

DR. DOUGLAS M. LAWSON, age 69, has been a director since 1981. Dr. Lawson is the founder and Chairman of Douglas M. Lawson Associates, Inc., a New York-based fundraising management consulting firm which advises non-profit organizations concerning the creation and operation of fundraising campaigns and training programs throughout the United States. He is a graduate of Randolph-Macon

College in Virginia and also has a Bachelor of Divinity degree from Drew University and a Ph.D. degree from Duke University.

JOHN T. MONTFORD, age 63, has been a director since June 1999. Since October 2005, he has been Senior Vice President—Western States Legislative and Regulatory Affairs for AT&T Services, Inc., and held a similar position from July to October 2005 with its predecessor, SBC Services, Inc. From June 2002 to July 2004, he was President—External Affairs, SBC-Southwest and SBC-SNET. From September 2001 to June 2002, he was Senior Vice President—External Affairs for SBC Communications, Inc. From 1996 to 2001, Mr. Montford served as Chancellor of Texas Tech University System in Lubbock, Texas. From 1983 until 1996, Mr. Montford was a member of the Texas Senate, during which time he served as Chairman of the Senate Finance and State Affairs Committees and Senate President Pro Tempore. Mr. Montford maintained an active law practice in Lubbock until 1996. Mr. Montford is also a director of Southwest Airlines Co. He is a graduate of the University of Texas at Austin, from which he received both a bachelor’s and a J.D. degree. During his career, he has also served as an officer in the United States Marine Corps and as an elected District Attorney.

CORPORATE GOVERNANCE

Summary of Corporate Governance Practices

As provided by the Delaware General Corporation Law and our Restated Certificate of Incorporation and bylaws, our business is managed under the direction of our board of directors. Members of the board are kept informed of our business through discussions with the president and chief executive officer and other officers, by reviewing materials provided to them and by actively participating in meetings of the board and its committees. In addition, to promote open discussion among the non-employee directors, those directors meet in regularly scheduled executive sessions without management present.

Our board of directors has long been committed to sound and effective corporate governance practices, and we are in compliance with the governance requirements imposed by the Sarbanes-Oxley Act, the SEC and the NYSE. Following in this section is a discussion of some of the highlights of our program. Please visit our website at http://ir.fleetwood.com for more details regarding our corporate governance practices, including copies of many of the corporate governance materials described below. From the home page, click on “Corporate Governance.”

A substantial majority of the members of the board are independent (currently, 10 of 11), and key committees are comprised solely of independent directors. The board has a longstanding practice of meeting in executive session at least four times a year, and has separated the offices of chairman and chief executive officer to ensure the chairman is fully independent of management. We have a Governance and Nominating Committee to consider and recommend candidates for board vacancies, actively recruit qualified candidates, review board performance annually, review and make recommendations regarding committee assignments and committee structure, establish criteria for board performance evaluations, and review and report to the board on matters of corporate governance.

Among other highlights of our governance profile are the following:

•       Our Director of Internal Audit reports to the Audit Committee in executive session at least once every quarter.

•       Board members are free to call anyone in the company at any time, and key committees are able to hire their own consultants if they deem it appropriate.

•       In February 2006, each board member and all but one of our executive officers spent a day on the campus of the Peter F. Drucker and Masatoshi Ito Graduate School of Management at Claremont

Graduate University, where we engaged in an interactive conference on corporate governance prepared exclusively for Fleetwood and presented to us by senior members of the Drucker faculty.

•       Our board has established a very specific delegation of authority to clearly delineate the items that should be subject to board approval.

•       In June 2006 we held our board and committee meetings in Fort Wayne, Indiana, which enabled board members to visit our motor home and supply subsidiary plants in Decatur, Indiana, our manufactured housing plant in Garrett, Indiana, and our travel trailer plant in Edgerton, Ohio.

Our board also adopted a comprehensive set of Corporate Governance Guidelines, which address a number of important governance issues, including:

•       director independence,

•       the criteria for board membership,

•       expectations regarding attendance and participation at meetings,

•       mandatory offer of resignation in the event a majority of the votes are to withhold authority at an uncontested shareholder election,

•       mandatory offer of resignation in the event of a material change in principal occupation,

•       mandatory retirement for board members at the end of any term occurring on or after age 72,

•       committee responsibilities,

•       authority of the board and certain committees to engage outside independent advisors as they deem appropriate,

•       succession planning for the chief executive officer, and

•       annual board self-evaluation.

We review and reexamine the guidelines regularly, and amended them most recently in June 2006. We publish the guidelines on the Corporate Governance page of our website at http://ir.fleetwood.com, and we will also provide copies upon written request to the corporate secretary at the address listed on the front of this proxy statement.

Management has closely reviewed internally and with the board of directors the provisions of the Sarbanes-Oxley Act of 2002, the related rules of the SEC and the NYSE Listing Standards regarding corporate governance policies and procedures. The board has approved and regularly reassesses the formal charters that describe the powers and responsibilities of the Audit, Compensation, and Governance and Nominating Committees and amends them as necessary. You may view all three charters on the Corporate Governance page on our website at http://ir.fleetwood.com, and we will also provide copies upon written request to the corporate secretary at the address listed on the front of this proxy statement. A copy of the Audit Committee charter is attached as Annex A to this proxy statement.

Each of the Audit, Compensation, and Governance and Nominating Committees has the authority to retain independent advisors and consultants, for which we are obligated to pay all fees and expenses. The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our associates of concerns regarding questionable accounting, internal accounting controls or auditing matters. Further, we established a disclosure controls committee composed of members of management to assist us in fulfilling our obligations to maintain adequate disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

We have adopted a written Code of Ethics that applies to our chief executive officer, chief financial officer, chief accounting officer, and treasurer, as well as other senior financial officers performing similar functions who are identified from time to time by the chief executive officer. We have also adopted a broader Code of Conduct that is applicable to all employees, including financial officers. The Code of Ethics for senior financial officers and the Code of Conduct for all employees are posted on our website, and we will also provide copies upon written request to the corporate secretary at the address listed on the front of this proxy statement. We will promptly disclose any amendments to or waivers for executive officers or directors of, these ethics codes on our website.

Director Independence

We have adopted the New York Stock Exchange definition of “independence” as contained in its revised listing standards, which were approved in November 2003. For a director to be considered independent under the rules of the New York Stock Exchange, the board must affirmatively determine that a director or director nominee does not have a material relationship with us, either directly, or as a partner, shareholder or officer of an organization that has a relationship with us. In addition, no director or director nominee may be deemed independent if the director or director nominee, in the past three years:

•       has received, or has an immediate family member who has received, more than $100,000 per year in direct compensation from us, other than director or committee fees;

•       has been an employee of the company;

•       had an immediate family member who was an executive officer of the company;

•       has been, or has an immediate family member who has been, an affiliate or employee of a present or former internal or independent auditor of the company;

•       has been, or has an immediate family member who has been, employed as an executive officer of another company whose compensation committee within the past three years has included a present executive officer of the company; or

•       has been or is currently an employee or executive officer, or has an immediate family member who is an executive officer, of another company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million or 2% of the other company’s consolidated gross revenues.

The Commentary to the listing standards states that compensation received by a director for former service as an interim chairman or chief executive officer need not be considered in determining independence under the tests contained in these listing standards. Accordingly, the board has determined that all its members with the exception of Mr. Smith are “independent.” Mr. Pitcher, as an independent non-executive chairman of the board, currently chairs executive sessions of independent directors. However, the board has determined that if in the future the chairman is an executive or is unable to act, then the chairman of the Governance and Nominating Committee, who is currently Mr. Carroll, will schedule and chair executive sessions of the independent directors.

Board Committees

Introduction

The chart below summarizes our committee structure and membership information.

Chairperson	Member	Designated Financial Expert

	Audit Committee	Compensation Committee	Executive Committee	Governance and Nominating Committee	Strategic Planning Committee
Outside Directors
Paul D. Borghesani
Loren K. Carroll
Margaret S. Dano
James L. Doti, Ph.D.
David S. Engelman
J. Michael Hagan
Douglas M. Lawson, Ph.D.
John T. Montford
Thomas B. Pitcher
Daniel D. Villanueva
Inside Director
Elden L. Smith

All of the directors who serve on the Compensation, Audit, and Governance and Nominating Committees are independent, as determined under the rules of the NYSE as explained above. As previously noted, each of the Compensation, Audit, and Governance and Nominating Committees has adopted a written charter approved by the board.

The board of directors met ten times during the fiscal year ended on April 30, 2006, and the total number of board and committee meetings was 33 during that period. All of our directors who served throughout the fiscal year attended at least 75% of the meetings of the board of directors and, if applicable, the committees on which they served during the fiscal year. All directors attended the 2005 annual meeting of shareholders.

Compensation Committee

The Compensation Committee met six times during the past fiscal year. The Committee consists of Mr. Hagan, Chairman, Dr. Lawson, Mr. Montford and Mr. Villanueva. The Committee is responsible for reviewing the compensation of the chief executive officer and making recommendations to the board regarding the compensation of other executives, and for reviewing and overseeing the establishment and implementation of our basic and special management compensation policies. It is also responsible for interpreting and administering some of our benefit plans and making awards under those plans. The Committee is composed of independent directors.

Audit Committee

The Audit Committee, consisting of Mr. Engelman, Chairman, Mr. Borghesani, Ms. Dano, Dr. Doti and Mr. Pitcher met eight times during the past fiscal year. The Audit Committee reviews with management and our independent auditors, as well as our director of internal audit, matters that include our internal accounting controls and procedures, the plan and results of the audit engagement and suggestions by the auditors for improvements in accounting procedures. It considers the type and scope of services, both of an audit and a non-audit character, to be performed by the independent auditors and reviews the respective fees related to the performance of such services. During each Audit Committee meeting, members of the Committee and representatives of the auditors have an opportunity for discussions outside the presence of management. As indicated above, the Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our associates of concerns regarding questionable accounting, internal accounting controls or auditing matters. The Committee meets independently with the independent auditors, management and the internal auditor. Our board has determined that David S. Engelman, who has served as chief executive officer of a public company, is an “audit committee financial expert” under the rules of the SEC. The Committee is composed of independent directors.

Governance and Nominating Committee—Director Nominations

The Governance and Nominating Committee consists of Mr. Carroll, Chairman, Mr. Borghesani, Ms. Dano and Mr. Montford. The Committee met four times during the past fiscal year. The Committee considers and recommends candidates for board vacancies, actively recruits qualified candidates, reviews board performance annually, and reviews and makes recommendations regarding assignments to other committees, the development of committee charters and the committee structure for the board. We have established a procedure for consideration by the Committee of nominees recommended by shareholders as described below under “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders.”   The Committee reviews and reports to the board on matters of corporate governance. The board has adopted Corporate Governance Guidelines, and the Governance and Nominating Committee is responsible for periodically reviewing and, if necessary, recommending revisions to the guidelines. The Committee is composed of independent directors.

In making recommendations to the board regarding the size and composition of the board, the Governance and Nominating Committee also is responsible for reviewing with the board, from time to time, the appropriate skills and characteristics required of board members in the context of the current size and make-up of the board. Among the core competencies that the board will seek in director candidates at given times are accounting or finance experience, business, manufacturing or management experience, industry knowledge, or proven leadership or strategic planning skills. In assessing an individual candidate, the board will consider, among other things, the candidate’s skills, experiences, perspectives, independence, personal character, judgment, gender, age and ethnic background.   These factors, and any other qualifications the Committee considers useful, are reviewed in the context of an assessment of the perceived needs of the board at a particular point in time. As a result, the priorities and emphasis of the Governance and Nominating Committee and of the board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to these factors, the Governance and Nominating Committee has not established any specific minimum criteria or qualifications that a nominee must possess.

Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the board are suggested by board members or by employees. With regard to our newest directors, both Mr. Hagan and Mr. Villanueva were initially suggested as candidates by independent directors. In fiscal year 2006, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board nominee candidates.

The Governance and Nominating Committee may consider candidates proposed by shareholders. The Committee would evaluate candidates proposed by shareholders using the same criteria as for other candidates, except that the Committee may also consider, as one of the factors in its evaluation of shareholder-recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in our stock. The Committee may also consider the extent to which the recommending shareholder intends to continue holding its interest in our stock, including, in the case of nominees recommended for election at an annual meeting of shareholders, whether the recommending shareholder intends to continue holding its interest at least through the time of the annual meeting. A shareholder seeking to recommend a prospective nominee for the Governance and Nominating Committee’s consideration should submit the candidate’s name and qualifications to the corporate secretary by mail to Leonard J. McGill, Secretary, Fleetwood Enterprises, Inc., 3125 Myers Street, P.O. Box 7638, Riverside, California 92513-7638. You should note, however, that if you wish to formally nominate a candidate for director rather than, or in addition to, recommending a prospective nominee for the Governance and Nominating Committee’s consideration, you must follow the detailed procedures for submitting nominations that we describe below under “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders.”

Executive Committee

The Executive Committee, consisting of Dr. Lawson, Chairman, Mr. Engelman, Mr. Pitcher and Mr. Smith, met three times during the past fiscal year. The Executive Committee has the legal power to exercise the authority of the board between board meetings, except as limited by Delaware law.

Strategic Planning Committee

The Strategic Planning Committee, consisting of Mr. Villanueva, Chairman, Mr. Carroll, Dr. Doti, Mr. Engelman, Mr. Hagan and Mr. Smith, met twice during the past fiscal year. With management, the Committee reviews initiatives designed to achieve continued growth of the company and to enhance shareholder value. The Committee assists management in looking beyond traditional quarterly or annual perspectives and in considering our longer-term goals.

Communications from Shareholders to the Board

The board recommends that shareholders initiate any communications with the board in writing and send them in care of the corporate secretary. Shareholders can send communications by mail to Leonard J. McGill, Secretary, Fleetwood Enterprises, Inc., 3125 Myers Street, P.O. Box 7638, Riverside, California 92513-7638. This centralized process assists the board in reviewing and responding to shareholder communications in an appropriate manner. If you desire to communicate with a particular director, please note his or her name in the communication. The board has instructed the corporate secretary to forward such correspondence only to the intended recipients. The board has also instructed the corporate secretary, however, to review the correspondence before forwarding it and, in his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the board’s consideration. In those cases, he may forward some of that correspondence elsewhere in the company for review and possible response.

Directors’ Compensation

We pay all members of the board of directors who are not our employees $30,000 per year, payable quarterly, as compensation for their service as directors. We pay the chairman of the board $100,000 per year, payable quarterly. In addition, we pay non-employee directors an attendance fee of $2,000 per board meeting attended in person and $1,000 per telephonic meeting. We pay the chair of each committee a fee of $2,000 per meeting attended in person and $1,000 per telephone conference, payable quarterly. We pay non-employee directors a fee of $1,000 for in-person attendance and $500 for attendance via telephone conference for each committee meeting. We pay the chair of the audit committee an additional $5,000 per year and we pay other members of the audit committee $2,000 per year, in each case in addition to their regular director and committee fees. We reimburse directors for reasonable expenses they incur in connection with their attendance at board and committee meetings.

Under our 1992 Non-Employee Director Stock Option Plan, non-employee directors serving after each annual meeting of shareholders automatically receive options to purchase shares of our common stock at exercise prices equal to the market value of the underlying shares of common stock on the date of grant which is the first business day following the annual meeting. The number of options included in the award is the number, rounded to the nearest hundred, equal to $50,000 divided by the value of the purchase price of each option at the grant date. The fair value of each option is determined using the Black-Scholes formula for stock option valuations. The options expire 10 years after the date of grant or three years after service as a director is terminated, whichever occurs earlier. Option grants vest immediately. Option grants are made to newly appointed directors on a prorated basis as of the date of their appointment. All current directors except Mr. Smith received options under this Plan during fiscal 2006. It is possible that the current plan will not contain sufficient shares to award directors the full $50,000 in value in options during fiscal 2007, in which case directors (excluding Mr. Smith) will receive a pro rata distribution of the number that can in fact be issued under the plan until the plan is exhausted. We intend to reevaluate the amount and nature of our director compensation during calendar year 2007, based on the current best practices and other considerations. At July 28, 2006 1,369,328 shares remained available for issuance under the current plan.

Director and Officer Stock Ownership

The following table provides information regarding the beneficial ownership of our common stock as of July 28, 2006, by each director, the chief executive officer, the other four most highly compensated executive officers as at the end of the 2006 fiscal year and all directors and executive officers as a group. Ownership includes shares held by certain family members, trusts, wholly owned corporations and private foundations, if applicable.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Paul D. Borghesani	35,388	*
Christopher J. Braun	63,293	*
Loren K. Carroll	38,388	*
Margaret S. Dano	33,200	*
Dr. James L. Doti	47,200	*
David S. Engelman	41,154	*
J. Michael Hagan	26,200	*
Dr. Douglas M. Lawson	35,000	*
Charles E. Lott	74,034	*
Leonard J. McGill	64,701	*
John T. Montford	32,701	*
Thomas B. Pitcher	42,828	*
Boyd R. Plowman	365,802	*
Elden L. Smith	191,201	*
Daniel D. Villanueva	18,200	*
21 Directors and Executive Officers as a Group	1,523,212	2.34%

*                    Less than 1%.

(1)          Includes shares of our common stock which may be obtained if options issued under our 1992 Amended and Restated Stock Based Incentive Compensation Plan or 1992 Non-Employee Director Stock Option Plan that are exercisable within 60 days, are exercised. The persons who have such options and the number of shares which may be so obtained are as follows: Mr. Borghesani, 31,888; Mr. Braun, 61,368; Mr. Carroll, 35,888; Ms. Dano, 30,200; Dr. Doti, 42,200; Mr. Engelman, 35,888; Mr. Hagan, 22,200; Dr. Lawson, 32,000; Mr. Lott, 74,034; Mr. McGill, 63,201; Mr. Montford, 31,087; Mr. Pitcher, 38,737; Mr. Plowman, 335,702; Mr. Smith, 81,201; Mr. Villanueva, 18,200; and 21 directors and executive officers as a group, 1,325,466.

(2)          Percentage voting power is based upon 63,896,032 shares of our common stock outstanding as of July 28, 2006. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, to our knowledge, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, our executive officers and directors, and persons who own more than 10 percent of a registered class of our equity securities, are to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10 percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, we believe that during fiscal year 2006, our executive officers, directors and greater than 10 percent beneficial owners timely filed all such Section 16(a) reports.

Stock Ownership of 5% Beneficial Owners

The following table provides the most recently available information concerning the only shareholders that we believe have beneficial ownership, by virtue of actual or attributed voting rights or investment powers, of more than 5% of our outstanding common stock, as of July 28, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
First Pacific Advisors, Inc.	8,387,326	(2)	13.1%
11400 West Olympic Boulevard
Suite 1200
Los Angeles, CA 90064
Richard C. Perry	4,525,000	(3)	7.1%
Perry Corp.
599 Lexington Avenue
New York, NY 10022
SLS Management, LLC	3,774,501	(4)	5.9%
140 West 57th Street
Suite 7B
New York, NY 10019
Columbia Wanger Asset Management, L.P.	3,229,000	(5)	5.1%
WAM Acquisition GP, Inc.
227 West Monroe Street
Suite 3000
Chicago, IL 60606

(1)          Percentage voting power is based upon 63,896,032 shares of our common stock outstanding as of July 28, 2006.

(2)          This information is based upon an amended Schedule 13G filed by First Pacific Advisors, Inc. with the SEC on February 10, 2006. First Pacific reported that it shared voting authority with respect to 2,491,126 of the shares and shared dispositive power with respect to all of the shares.

(3)          This information is based upon an amended Schedule 13G filed jointly by Richard C. Perry and Perry Corp. with the SEC on February 13, 2006. Both filers reported that they had sole voting and dispositive power with respect to all of the shares.

(4)          This information is based upon an amended Schedule 13G filed by SLS Management, LLC with the SEC on February 9, 2006. SLS Management, LLC, reported that it possessed sole voting and dispositive power with respect to 2,220,178 of the shares and shared voting and dispositive power with respect to 1,554,323 shares.

(5)          This information is based upon a Schedule 13G jointly filed by Columbia Wanger Asset Management, L.P. (“WAM”), and WAM Acquisition GP, Inc. (“WAM GP”), with the SEC on February 14, 2006. WAM reported that it had sole voting and dispositive power with respect to all of the shares. WAM GP, as the general partner of WAM, reported that it had shared voting and dispositive power with respect to all of the shares.

Certain Relationships and Transactions

During fiscal 2006, there were no transactions involving us and our officers and directors directly, other than those of employer and employee. No director or nominee for director, other than the elections to office and other than any benefits they may receive under the 1992 Non-Employee Director Stock Option Plan, no executive officer, and no associate of the company has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.

EXECUTIVE COMPENSATION

The following table provides, for the fiscal years ended April 30, 2006, April 24, 2005 and April 25, 2004, the cash compensation we paid, as well as certain other compensation awarded or accrued for those years, to our president and chief executive officer and each of the four highest paid executive officers as of the end of the last fiscal year (our “named executive officers”).

Summary Compensation Table

				Long-Term Compensation
				Awards
		Annual Compensation		Restricted	Securities
Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards($)	Underlying Options	All Other Compensation(1)
Elden L. Smith	2006	$873,000	$930,637	—	178,500	$33,573	(2)
President and Chief	2005	$133,190	$79,219	—	79,000	$—
Executive Officer	2004	$—	$—	—	—	$—
Boyd R. Plowman	2006	$520,700	$308,039		63,900	$91,921
Executive Vice President—	2005	$516,683	$304,283	—	99,200	$133,530
Chief Financial Officer	2004	$478,525	$271,734	—	45,900	$155,329
Christopher J. Braun	2006	$441,000	18,514		31,600	$18,010
Executive Vice	2005	$413,583	$188,719	—	64,400	$32,153	(3)
President—RV Group	2004	$341,026	$216,408	—	49,800	$82,067	(4)
Charles E. Lott	2006	$441,000	$472,331	—	48,500	$73,186	(5)
Executive Vice President—	2005	$16,962	$2,827	—	67,000	$—
Housing Group	2004	$—	$—	—	—	$—
Leonard J. McGill	2006	$387,200	$146,185	—	23,700	$45,353
Senior Vice President—	2005	$332,150	$147,427	—	38,400	$29,683
General Counsel & Secretary	2004	$247,350	$139,566	—	12,700	$44,442

(1)   Includes payments made or accrued under our qualified and non-qualified retirement plans. Also includes bonuses, commencing in fiscal 2006, paid to participants contributing into a Deferred Compensation Alternative Plan. This Plan is available to certain highly compensated individuals to supplement our 401(k) plan. Because contributions by employees into this Plan are after-tax, we pay participants a bonus to compensate for income taxes payable by them on sums contributed into the Plan. The following table shows the respective amounts of each of these indicated items for the past three fiscal years for our named executive officers.

Name	Deferred Compensation Alternative Plan Bonus	Non-Qualified Retirement Plan Contribution	Qualified Retirement Plan Contribution
Elden L. Smith
2006	__	$12,073	$21,500
2005	—	—	—
2004	—	—	—
Boyd R. Plowman
2006	$71,374	$5,556	$14,991
2005	$79,732	$43,975	$9,823
2004	$76,524	$70,733	$8,072
Christopher J. Braun
2006	—	$3,100	$14,910
2005	—	$18,459	$1,102
2004	—	—	—
Charles E. Lott
2006	—	$3,882	$21,500
2005	—	—	—
2004	—	—	—
Leonard J. McGill
2006	$29,108	$2,650	$13,595
2005	—	$19,756	$9,927
2004	$7,895	$28,547	$8,000

(2)   Mr. Smith continues to receive deferred compensation payments for compensation he earned during his previous tenure with us. In fiscal 2006, Mr. Smith received $397,029, which included interest from us calculated at the prime rate on his outstanding balance.

(3)   Includes $12,592 to compensate Mr. Braun with respect to relocation costs.

(4)   Includes $82,067 to compensate Mr. Braun with respect to relocation costs.

(5)   Includes $47,804 to compensate Mr. Lott with respect to relocation costs.

Option Grants

The following table lists certain information concerning stock options granted to our named executive officers during the fiscal year ended on April 30, 2006. All awards were made pursuant to our Amended and Restated 1992 Stock-Based Incentive Compensation Plan. The exercise price of all stock options is not less than 100% of the fair market value of our common stock on the date the options were granted. Options vest ratably over three years and may generally not be exercised during the first 12 months after the date the options are granted, unless accelerated pursuant to their terms.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
		Percentage of			Potential Realizable
	Number of	Total			Value at Assumed
	Securities	Options	Exercise		Annual Rates of Stock
	Underlying	Granted to	or Base		Price Appreciation for
	Options	Employees	Price	Expiration	Option Term
Name	Granted	in Fiscal Year	($/Sh)	Date	5%	10%
Elden L. Smith	74,600	11.7	$11.62	9/12/15	$545,159	$1,381,539
	103,900	16.2	$10.85	3/13/16	$708,962	$1,796,650
Boyd R. Plowman	26,700	4.2	$11.62	9/12/15	$195,117	$494,465
	37,200	5.8	$10.85	3/13/16	$253,834	$643,266
Christopher J. Braun	13,200	2.1	$11.62	9/12/15	$96,462	$244,455
	18,400	2.9	$10.85	3/13/16	$125,553	$318,175
Charles E. Lott	13,200	2.1	$11.62	9/12/15	$96,462	$244,455
	18,400	2.9	$10.85	3/13/16	$125,553	$318,175
Leonard J. McGill	9,900	1.5	$11.62	9/12/15	$72,347	$183,341
	13,800	2.2	$10.85	3/13/16	$94,164	$238,631

Aggregated Option Exercises, Options Held and Fiscal Year-End Values

The following table contains information on stock options exercised by the named executive officers during the fiscal year ended April 30, 2006, and the options held by each named executive officers as of that date.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options Held at April 30, 2006		Value of Unexercised In-The- Money Options at April 30, 2006(2)
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Elden L. Smith	—	—	56,334	231,166	$12,904	$25,806
Boyd R. Plowman	—	—	311,102	161,998	$683,957	$9,810
Christopher J. Braun	—	—	47,301	98,499	$31,962	$4,853
Charles E. Lott	—	—	72,634	42,866	$14,063	$14,083
Leonard J. McGill	—	—	55,635	61,865	$180,714	$2,669

(1)   This amount represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.

(2)   These amounts represent the difference between the exercise price of the stock options and $9.40, the closing price of our stock on April 28, 2006 (the last day of trading for the fiscal year ended April 30, 2006), for all in-the-money options held by the named executive officer. These stock options were granted and are exercisable at the fair market value of the stock on the grant date.

Long-Term Incentive Plan Awards

In 2002, we adopted a Long-Term Performance Plan for certain of our key executives. Under the Plan, awards are granted to executives in consideration for services. The awards are earned only if we meet certain earnings and stock price goals over a period of three years. At the end of the period, if awards are earned and the executive remains at that time in our employ, the awards are targeted to be paid one-half in cash and one-half in restricted stock. The restricted stock will vest upon one additional year of employment. On June 13, 2006, however, the board of directors further amended the Company’s Amended and Restated 1992 Stock-Based Incentive Compensation Plan to provide that, in addition to restricted stock, the Company could also issue restricted stock units. Accordingly, the Compensation Committee has also amended the structure of the long-term performance awards to be granted in fiscal 2007 and beyond to provide for a one-year performance period, whereupon if awards are earned then the awards would be issued one half in cash and one half in restricted stock units which vest over the following three years.

For awards granted during or prior to fiscal 2006, earnings growth and stock price targets were determined by the Compensation Committee each year for grants under the Plan. If the earnings and stock price goals are met or exceeded, a percentage of the target award is paid out depending on the extent to which the goals were met. Thus, the percentage of the target award that may be paid out if the goals are met can range from 49% to 195%. If the goals are not met, no payout will be made. The awards are forfeited if the executive’s employment with us terminates prior to vesting except in extraordinary circumstances which include, without limitation, early or voluntary retirement, death or disability of the executive, or a merger, consolidation, sale, reorganization or change in control of the company. The beginning of fiscal 2005 marked the start of a three-year performance period, with revisions approved by the Compensation Committee of the board of directors in December 2004. The following table describes awards granted to the named executive officers under the Plan during fiscal year 2006.

LONG-TERM INCENTIVE PLANS—AWARDS
IN LAST FISCAL YEAR

		Performance
	Number of	or
	Shares, Units	Other Period	Estimated Future Payouts Under
	or Other	Until Maturation	Non-Stock Price-Based Plans
	Rights	or	Threshold	Target	Maximum
Name	($)	Payout	($)(1)	($)	($)
Elden L. Smith	$1,127,000	FY2006–FY2008	$552,230	$1,127,000	$2,197,650
Boyd R. Plowman	$404,000	FY2006–FY2008	$197,960	$404,000	$787,800
Christopher J. Braun	$200,000	FY2006–FY2008	$98,000	$200,000	$390,000
Charles E. Lott	$200,000	FY2006–FY2008	$98,000	$200,000	$390,000
Leonard J. McGill	$150,000	FY2006–FY2008	$73,500	$150,000	$292,500

(1)   The threshold amount is payable only if a minimum operating income margin goal is met. If this goal is not met, no payout would be earned.

Equity Compensation Plan Information

The following table provides information as of April 30, 2006, for compensation plans under which equity securities may be issued.

	(a)	(b)	(c)
Number of Securities
	Number of Securities		Remaining Available
	to be Issued Upon		for Future Issuance
	Exercise of	Weighted-Average	Under Equity
	Outstanding,	Exercise Price of	Compensation Plans
	Options	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders(1)	4,466,850	$15.05	1,326,833
Equity Compensation Plans Not Approved by Shareholders:
Options(2)	79,000	$8.91	—
Total	4,545,850		1,326,833

(1)   Includes securities available for future issuance under shareholder-approved compensation plans other than upon the exercise of an option, warrant or right, as follows: Our Amended and Restated 1992 Stock-Based Incentive Compensation Plan presently provides that awards may be granted in the form of shares of common stock to replace all or a portion of compensation (other than base salary) that could otherwise become payable to any employee. A limit of 990,000 shares of common stock is imposed on stock awards. In addition, the Plan provides that awards may be made in shares of restricted stock, up to an aggregate of 600,000 shares.

(2)   Reflects stock options awarded to Elden L. Smith as an inducement to becoming our employee effective March 8, 2005.

Material Features of Equity Compensation Plans Not Approved by Shareholders

We granted options to acquire 79,000 shares of common stock, pursuant to the Elden L. Smith Stock Option Plan and Agreement, effective March 8, 2005, to Elden L. Smith as an inducement to his becoming our employee. Mr. Smith became our President and Chief Executive Officer on that date. Under the agreement, the options generally may not be transferred except in limited circumstances for estate planning purposes. The options vest according to the following schedule: one-third vested on the first anniversary of the effective date; one-third will vest on the second anniversary; and one-third will vest on the third anniversary. The exercise price is $8.91 per share, and the options expire if unexercised on March 8, 2015. In the event of a change in control, the options may be exercised in full if adequate provision is not otherwise made for replacement awards or other consideration.

Employment and Change in Control Agreements

We have employment agreements and change in control agreements with our officers. Most of the employment agreements except Mr. Smith’s generally provide that if the officer is either constructively terminated or terminated without cause, the officer shall receive a severance payment payable in equal monthly installments equal to the product of (A) the number of full months immediately before the date of termination during which the officer has been continuously employed as an officer of the company or any of our affiliated companies, up to a maximum of 24 or 12 months, and (B) the average monthly amount of the officer’s base salary plus all bonuses and incentive compensation payments paid to the officer, as averaged over the applicable 24 or 12 months. Mr. Plowman has an employment agreement that provides for the maximum 24 months of severance payments, the other three named executive officers other than

Mr. Smith have agreements that provide for 12 months of payments, and Mr. Smith’s does not provide for any such payments. Additionally, all officers with agreements would be entitled to group insurance benefits during the period of severance payments, and any and all of the officers’ unvested stock options would immediately become fully vested.

The change in control agreements, which for all officers other than Mr. Plowman are incorporated into the employment agreements, generally provide for additional benefits for our officers in connection with a change in control of the company. A change in control is generally defined as circumstances under which either a third party or group acquires more than 25% of our voting stock, or certain mergers or other business combinations approved by shareholders, or the replacement of a majority of our board of directors. On the occurrence of a change in control, the officer will automatically receive an amount equal to two times or one times the officer’s annual compensation as defined in the agreement. The named executive officers have a change in control agreement or change of control language in their employment agreements that provides for two times the officer’s annual compensation. Except for Mr. Plowman, change in control benefits would only be payable in the event that they suffered a job loss in conjunction with a change in control. Additionally, in the event of a change in control, the officer (including his or her family) would be entitled to group insurance benefits for up to two years, the immediate vesting of all unvested stock options and an excise tax restoration payment, if necessary.

Performance Graph

The performance graph set forth below compares the cumulative total shareholder return on our common stock against the cumulative total return for the five-year period ended on April 30, 2006 of the Standard & Poor’s Corporation S&P Small Cap 600 and a “peer group” we selected of companies whose primary business is either manufactured housing or recreational vehicles. With respect to all companies in the peer group, we have weighted the returns of each company to reflect relative stock market capitalization at the beginning of the period.

There is no currently available published index of companies involved in the same businesses as ours. The peer group consists of the following companies: Cavalier Homes, Inc., Champion Enterprises, Inc., Coachmen Industries, Inc., Monaco Coach Corporation, National R.V. Holdings Inc., Palm Harbor Homes, Inc., Skyline Corp., Thor Industries, Inc., and Winnebago Industries, Inc. The peer group contains the largest public companies in our industries, the performance of which investment analysts generally compare to our performance. None of these companies is truly comparable to us. Most are smaller, some are involved only in manufactured housing and others only in recreational vehicles and some own retail businesses and are vertically integrated.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG FLEETWOOD ENTERPRISES, INC., THE S & P SMALLCAP 600 INDEX
AND A PEER GROUP

*                    $100 invested on 4/29/01 in stock or on 4/30/01 in index, including reinvestment of dividends. Index calculated on month-end basis.

	Cumulative Total Return
	4/29/01	4/28/02	4/27/03	4/25/04	4/24/05	4/30/06
FLEETWOOD ENTERPRISES, INC.	$100.00	$87.59	$40.61	$127.38	$66.38	$76.66
S & P SMALLCAP 600	$100.00	$116.54	$92.13	$128.93	$142.37	$187.06
PEER GROUP	$100.00	$180.43	$124.05	$252.25	$211.31	$284.97

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is composed of J. Michael Hagan, Chairman, Dr. Douglas M. Lawson, John T. Montford and Daniel D. Villanueva. None of the members of the Compensation Committee:

•       was, during the fiscal year, an officer or employee of the company or its subsidiaries;

•       was formerly an officer or employee of the company or its subsidiaries; or

•       had any relationship requiring disclosure under applicable SEC rules under the heading “Certain Relationships and Related Transactions” in this proxy statement.

None of our executive officers served as a director or a member of a compensation committee of any entity whose executive officers or directors served as a director or on our Compensation Committee.

Compensation Committee Report on Executive Compensation

Executive Compensation Program

The Compensation Committee, composed of the four non-management directors who authorized this report, reviews the administration of the Company’s management compensation programs as they affect the compensation of the Company’s senior managers. In addition, the Committee is responsible for administering several Company compensation and benefit plans, including the 2002 Long-Term Performance Plan, the Amended and Restated 1992 Stock-Based Incentive Compensation Plan, and Fleetwood’s 401k plan. The Committee evaluates the performance and specifically establishes the compensation of the President and/or Chief Executive Officer.

Compensation Philosophy

The Committee establishes and administers executive compensation programs designed to align compensation with management’s execution of business strategies and initiatives as well as the achievement of long-term financial performance and growth in shareholder values. The compensation strategy focuses upon the following guiding principles:

•       integration of the elements of the compensation package into a reward program which will attract, retain and motivate key executives critical to achieving the Company’s business objectives;

•       award of short-term incentives based upon the achievement of business goals for the performance period; and

•       alignment of long-term incentive opportunities with the creation of shareholder value for key executives charged with the responsibility for planning and executing the Company’s business strategy.

The Committee continues to have as one of its objectives the policy that, wherever reasonably possible, compensation paid by the Company to its managers, including its senior officers, should be deductible for income tax purposes.

The Company has historically avoided most of the perquisites typically provided to corporate managers, especially members of top management. The Company’s senior managers have no company cars or airplanes, executive dining room, paid country club memberships, matching charitable or educational contributions or paid financial counseling.

Base Salary and Short-Term Incentive Compensation

Total cash compensation, comprised of base salary and short-term variable pay, is established through an individual and profitability model that maintains competitive base salaries while providing sizable short-

term variable pay opportunities based upon the achievement of individual and organizational performance objectives. This performance-based approach is a reflection of the Company’s belief that executives should earn variable compensation based on operational performance, including profitability.

Base salaries and salary ranges are determined in relation to competitive market data provided in national compensation surveys, and also based on an evaluation of individual job responsibilities. Compensation surveys utilized include those conducted by nationally recognized compensation consulting firms on an annual basis as well as others when appropriate. The services of a nationally recognized consulting firm were retained in fiscal year 2005 to review Fleetwood’s executive compensation plans. In order to enhance the recruitment and retention of executive positions, the consulting firm recommended we change our approach in comparing targeted management compensation to competitive market data. This change involved comparing the targeted Total Cash Compensation (TCC) to market data at the 75th percentile instead of the previously utilized 50th percentile. Long-term incentive compensation will continue to be compared at the 50th percentile.

Short-term incentive compensation targets are based on comparative market data and require the senior executives who have responsibilities across multiple business units to meet Company-wide financial performance measures. In the case of senior executives who have responsibilities solely within a group or division, financial performance measures will be based specifically on their functional areas. As discussed in our Report last year, we substantially increased the amount of the short-term incentive compensation payable based upon the financial performance of the Company. We have proportionately decreased the amount of short-term incentive compensation payable based upon the individual performance of an executive. Accordingly, 90% of the short-term incentive will be paid quarterly based upon financial performance of the Company and 10% will be paid annually based upon the individual performance.

Long-Term Incentive Compensation

Consistent with the Company’s compensation strategy, three years ago the Board adopted, and shareholders approved, the 2002 Long-Term Performance Plan. That Plan was designed to reflect the philosophy that:

•       key executives who are charged with the responsibility for establishing and executing the Company’s business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value;

•       stock ownership is an important component for ensuring that executives’ interests are aligned with shareholders’ interests;

•       incentive compensation opportunities should have significant upside potential with commensurate downside risk;

•       although the Committee intends to retain as much flexibility as possible to respond to changing circumstances, the Committee presently believes that a combination of operating income and return on equity is an appropriate and, based on reports by a recognized independent consultant, an accepted measure for determining performance by executives; and

•       In addition to meeting operating income, return on equity or other performance targets, the Committee should retain the flexibility to adjust awards if the performance of the Company’s stock price does not match or exceed the performance of an index of peer company stocks.

Long-term performance awards are designed to be able to qualify for the “performance-based compensation” exception of Section 162(m) of the Internal Revenue Code and therefore be deductible by the Company. The equity component in recent years was composed of restricted stock, but starting with the awards granted in fiscal 2007 we are utilizing performance-based restricted stock units. The equity component of the long-term awards may, in the future, include incentive stock options, non-qualified stock options, stock appreciation rights, bonus stock and performance-based stock. Any equity or equity-equivalent awards will be paid from the Amended and Restated 1992 Stock-Based Incentive Compensation Plan, and are subject to the limits contained in that Plan.

While targets were initially based on EBITDA when the Plan was first adopted, the Committee reserved the right to use different performance measures, and in fiscal 2007 we are using earnings per share as the primary measure for senior executives and associates employed at headquarters, and a combination of earnings per share and/or return on invested capital for associates at operating units. In addition, for any awards granted under the 2002 Long-Term Performance Plan prior to fiscal 2007, awards would be reduced or increased if the Company’s stock does not match or exceeds the performance of an index of peer company stocks. Peer company stocks for purposes of the Long-Term Performance Plan only will mean the Russell 2000 index. The Long-Term Performance Plan, however, was designed to allow the Committee to be able to exercise considerable discretion and flexibility in awarding long-term incentive compensation, especially in light of changing tax, legislative, and regulatory considerations, but with a goal of motivating participants using performance-related incentives linked to longer-range performance goals, which the Committee believes is in the interest of the Company’s shareholders.

The beginning of fiscal 2005 marked the start of a three-year performance period, with a two-year transitional performance period for fiscal 2005 and 2006 only. In fiscal 2006 awards were made under this new structure. The awards incorporated return on equity and the greater of operating income dollars or operating income margin as financial measures. If a minimum operating income margin is met, the awards result in a minimum payment of 70% of individual target award potential up to a maximum of 150%, subject to adjustment for comparison with an index of peer stocks. If an award is earned, Fleetwood’s stock price over the three-year performance cycle is compared to that of the Russell 2000 Index. Under or out-performing the Russell 2000 Index can result in a maximum decrease of 30% in the award or a maximum increase of 30% in the award, respectively.

In a continuing effort to align management’s focus with building greater shareholder value, the awards commencing in fiscal 2007 were further modified from the previous year’s plans. Eligible participants were granted performance-based restricted stock units, with a one-year performance period followed by a three-year time vested combination of restricted stock and cash.

Stock Options

In its role of administering the Company’s Amended and Restated 1992 Stock-Based Incentive Compensation Plan, the Committee grants non-qualified stock option awards from time to time, but typically at the same time in March and September of each year, to key officers and managers who have the greatest degree of potential influence on the Company’s strategic direction. All such awards are non-qualified grants at fair market value on the date of the grant.

Chief Executive Officer Compensation

The compensation package for Mr. Smith provides a competitive salary with the potential of significant variable pay in the event the Company performs well under his leadership. Mr. Smith’s annual base pay as Chief Executive Officer has remained unchanged from the prior year, at $873,000, and his annual targeted variable pay opportunity has remained unchanged at $1,067,000. The amount of his targeted variable pay that is based upon the financial performance of the Company is 90%. The amount of his targeted variable pay that is based upon individual performance is 10%. Mr. Smith’s total direct compensation target also includes an annual long-term performance target that remains unchanged at $1,127,000 and annual stock option grant targets that remain unchanged, issued in March and September of each year, at $563,500. He will receive long-term performance and stock option grants on essentially the same schedule as other officers, and he will also receive payments of deferred compensation which he earned during his previous tenure with the Company.

Submitted by the Fleetwood Enterprises, Inc. Compensation Committee.

J. Michael Hagan, Chairman

Dr. Douglas M. Lawson

John T. Montford

Daniel D. Villanueva

Report of the Audit Committee

The Audit Committee reviews our financial reporting process on behalf of the board of directors, and monitors the integrity of the company’s financial statements, financial reporting processes and systems of internal controls regarding finance, accounting and legal compliance. Management has the primary responsibility for the company’s internal controls over financial reporting and for the preparation of the financial statements and the reporting process. Our independent auditors are responsible for expressing an opinion on whether our audited financial statements are fairly presented in accordance with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements with management and Ernst & Young LLP, the independent auditors. The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from us and our management. Further, the Audit Committee considers whether the independent auditor’s provision of information technology services and other non-audit services to us would be compatible with the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended April 30, 2006, for filing with the SEC.

Submitted by the Fleetwood Enterprises, Inc. Audit Committee:

David S. Engelman, Chairman

Paul D. Borghesani

Margaret S. Dano

Dr. James L. Doti

Thomas B. Pitcher

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 2)

Ernst & Young LLP acted as our independent auditors to audit our books and records for fiscal year 2006, and the audit committee has appointed Ernst & Young as our independent registered public accounting firm for fiscal year 2007, subject to ratification by our shareholders.

Our corporate governance guidelines provide that our shareholders will have the opportunity to ratify the appointment of our independent auditors. We recently amended the guidelines to provide for this opportunity because we believe ratification of the appointment is a good corporate practice and because the audit of our books and records is a matter of importance to our shareholders. If our shareholders do not ratify the appointment, the audit committee will reconsider whether or not to retain Ernst & Young, but may retain them. Even if the appointment is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of Fleetwood and our shareholders.

Recommendation of the Board

Our board unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year 2007.

Information about Our Auditors

The Audit Committee of our board of directors selected the independent registered public accounting firm of Ernst & Young LLP during the second quarter of fiscal year 2005 to serve as our independent auditors for fiscal year 2006. A representative of Ernst & Young will be present at the annual meeting, at which time he or she will be given an opportunity to make a statement, if desired, and to respond to appropriate shareholder questions.

Audit Fees

Ernst & Young billed us an aggregate of approximately $1,897,097 and $2,423,350 in fiscal years 2006 and 2005, respectively, for professional services rendered in connection with our annual audit, Sarbanes-Oxley attest services, statutory filings and registration statements.

Audit-Related Fees

Ernst & Young billed us an aggregate of approximately $72,200 and $108,300 in fiscal years 2006 and 2005, respectively, for services related to assistance with employee benefit plan audits, accounting consultation, compliance with regulatory requirements, and other attest services not required by statute or regulation.

Tax Fees

Ernst & Young did not bill us for services related to tax compliance, tax planning or tax advice in fiscal years 2006 and 2005.

All Other Fees

Ernst & Young did not bill us in fiscal years 2006 and 2005 for services other than those described above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. In fiscal year 2006, all fees of Ernst & Young were approved by the Audit Committee.

Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.     Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.     Audit-Related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.     Tax Services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.     Other Fees are those associated with services not captured in the other categories. We generally do not request those services from the independent auditor.

Prior to engagement, the Audit Committee will pre-approve these services by category of service. The fees are budgeted and the Audit Committee will require the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee will require specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

ANNUAL REPORTS

We are mailing our annual report for the fiscal year ended April 30, 2006, including audited financial statements, to shareholders along with the proxy materials. In addition, we file an Annual Report on Form 10-K with the SEC.

Shareholders may obtain copies of the Annual Report on Form 10-K, including financial statements but not the exhibits to it, without charge, by writing to our corporate secretary at the address listed on the front of the proxy statement.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF
PROXY PROPOSALS, NOMINATION OF DIRECTORS
AND OTHER BUSINESS OF SHAREHOLDERS

Shareholder Proposals under SEC Rules

Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2007 annual meeting of shareholders, we must receive the proposal at our principal executive offices at 3125 Myers Street, Riverside, California 92503-5544 by April 12, 2007. The proposal should be sent to the attention of our corporate secretary.

General Rules for Nominating Directors and Introducing Business at an Annual Meeting of Shareholders

Under our bylaws, and as permitted by the rules of the SEC, a shareholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders. In addition, shareholders who wish to nominate a candidate for director must follow the detailed procedures outlined in our Policies on Director Nominations and Shareholder

Communications, which are posted at the Corporate Governance page of our website, at http://ir.fleetwood.com, and are summarized below. Under our bylaws, the shareholder must:

•       be a shareholder of record at the time of giving the notice described below;

•       be entitled to vote at the meeting for the election of directors or the proposed item of business; and

•       comply with the notice procedures described below.

These procedures provide that nominations for director or an item of business to be introduced at an annual meeting of shareholders must be submitted in writing to Leonard J. McGill, Corporate Secretary, Fleetwood Enterprises, Inc., 3125 Myers Street, P.O. Box 7638, Riverside, California 92513-7638. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2007 annual meeting not less than 45 days nor more than 75 days before the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of shareholders. If the date of annual meeting is advanced more than 30 days before or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, however, we must receive the notice not later than the close of business on the later of (a) the 90th day before the annual meeting or (b) the 10th day following the day on which we first made public disclosure of the date of the annual meeting.

Introducing Business at an Annual Meeting of Shareholders

For business to be properly brought before an annual meeting by a shareholder, the business must be a proper matter for shareholder action under the General Corporation Law of the State of Delaware. Notice of a proposed item of business must include:

•       a brief description of the business desired to be brought before the annual meeting, and the reasons for conducting the business at the annual meeting;

•       the name and address of the shareholder and beneficial owner as they appear on our records;

•       the class and number of shares of stock owned beneficially and of record by the shareholder and beneficial owner; and

•       any material interest of the shareholder and beneficial owner in such business.

Nominating Directors

Shareholders who wish to nominate a candidate for director must follow both the requirements of our bylaws and the procedures in our Policies on Director Nominations and Shareholder Communications, which are posted at the Corporate Governance page of our website at http://ir.fleetwood.com. Under these requirements and procedures, a notice of nomination of a director must contain the following information about the nominee:

•       name, age, business and residence addresses;

•       any arrangements or understanding regarding the nomination;

•       principal occupation or employment and five-year business experience;

•       a description of all relationships between the proposed nominee and the recommending shareholder;

•       a description of all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding us;

•       the class and number of shares of stock beneficially owned by the nominee;

•       the information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the nominee as a director; and

•       a signed consent of the nominee to serve as a director, if elected.

The notice of nomination of a director must also contain, with respect to the shareholder giving the notice:

•       the name, address and telephone number of the shareholder and beneficial owner as they appear on our records;

•       the number of shares of stock owned beneficially and of record by the shareholder and beneficial owner and the period for which those shares have been held; and

•       a statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of shareholders.

If a recommendation is submitted by a group of two or more shareholders, the information regarding recommending shareholders must be submitted with respect to each shareholder in the group.

A shareholder (or group of shareholders) wishing to submit a nominating recommendation for an annual meeting of shareholders must ensure that we receive it, as provided above, not less than 45 days nor more than 75 days prior to the first anniversary of the date on which the corporation first mailed its proxy materials for the preceding year’s annual meeting of shareholders.

The chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the procedures described above.

By Order of the Board of Directors,

Leonard J. McGill
Secretary
Dated: August 10, 2006

ANNEX A

AUDIT COMMITTEE CHARTER

A.                Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

B.               Committee Membership

The Audit Committee shall consist of no fewer than three members. Each member of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section l0A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and all rules and regulations promulgated by the SEC. At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the SEC. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies. Each member of the Audit Committee shall be financially literate, as determined by the Board in its business judgment.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Governance and Nominating Committee. Audit Committee members may be replaced by the Board. The Governance and Nominating Committee shall recommend, and the Board shall appoint, one member of the Committee as its Chairperson.

C.               Committee Rules of Procedure

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. Special meetings may be convened as the Audit Committee deems necessary or appropriate. The Audit Committee shall meet periodically in separate executive sessions with management (including the chief financial officer and chief accounting officer), the internal auditors and the independent auditor, and have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem appropriate. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

A majority of the members of the Audit Committee shall constitute a quorum to transact business. Members of the Audit Committee may participate in a meeting of the Committee by means of telephone conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other. Except in extraordinary circumstances as determined by the Chairman of the Audit Committee, notice shall be delivered to all Committee members at least 48 hours in advance of the scheduled meeting. Minutes of each meeting will be kept and distributed to the entire Board.

The affirmative vote of a majority of the members of the Audit Committee present at the time of such vote will be required to approve any action of the Committee. Subject to the requirements of any applicable law, regulation or New York Stock Exchange rule, any action required or permitted to be taken at a meeting of the Audit Committee may be taken without a meeting if consent in writing, setting forth the action so taken, is signed by all of the members of the Committee. Such unanimous written consent shall have the same force as a unanimous vote of the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority for the appointment, compensation, oversight (including resolution of disagreements between management and the independent auditor regarding financial reporting), termination and replacement of the Company’s independent auditor subject, if applicable, to shareholder ratification.  The Audit Committee shall approve in advance all audit engagement fees and terms, internal control-related services and all permitted non-audit engagements with the independent auditors (subject to the “de minimis” exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit). The independent auditor shall report directly to the Audit Committee.

The Committee may delegate authority to subcommittees consisting of one or more of its members when appropriate, including the authority to pre-approve audit or permitted non-audit services, provided that such pre-approval shall be presented to the full Committee for its approval at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate to carry out its responsibilities, to retain at the expense of the Company special legal, accounting or other consultants to advise the Committee. The Audit Committee shall have the sole authority to approve all fees and terms of engagement of such advisors. The Audit Committee may designate any member of the Committee to execute documents on its behalf as it deems necessary or appropriate to carry out its responsibilities hereunder.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed change to the Board for its approval. The Audit Committee shall annually review the Audit Committee’s own performance. This Charter is in all respects subject and subordinate to the Company’s certificate of incorporation and by-laws and the applicable provisions of the Delaware General Corporate Law.

In addition to the foregoing, the Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.     Review and discuss with management and the independent auditor the Company’s annual audited financial statements, including the disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.     Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s review of the quarterly financial statements and the disclosures made under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.

3.     Discuss with management and the independent auditor, and resolve any disagreements between management and the independent auditor with respect to, significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, and any major steps adopted in light of material control deficiencies.

4.     Review and discuss with management and the independent auditor any major issues as to the adequacy of the Company’s internal controls, any special steps adopted in light of material control deficiencies and the adequacy of disclosures about changes in internal control over financial reporting.

5.     Review and discuss with management (including the director of internal audit) and the independent auditor the Company’s internal controls report and the independent auditor’s attestation of the report prior to the filing of the Company’s Form 10-K.

6.     Review and discuss with management and the independent auditor any report of the independent auditor regarding (a) all critical accounting policies and practices to be used, (b) alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, or (c) any other material written communications between the independent auditor and management, including any management letter or schedule of unadjusted differences.

7.     Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as all financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made.)

8.     Discuss with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

9.     Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

10.   Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

(a) the adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

(b) the management letter provided by the independent auditor and the Company’s response to that letter; and

(c) any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

11.   Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

12.   Review the experience and qualifications of the senior members of the independent auditor team, including the lead partner.

13.   Obtain and review a report from the independent auditor at least annually regarding (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and its related entities and the Company and its related entities. The report shall in all respects satisfy the requirements of Independence Standards Board Standard No. 1. Discuss the report with the independent auditor, and evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions to the Board, and if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

14.   Consider when, in order to comply with Section 10A(j) of the Exchange Act or otherwise to assure continuing auditor independence, to rotate the audit partners. Consider whether it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

15.   Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account.

16.   Discuss with the independent auditor material issues on which the national office of the independent auditor was consulted by the Company’s audit team.

17.   Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company’s Internal Audit Function

18.   Review the appointment of the senior internal auditing executive.

19.   Review the significant reports to management prepared by the internal auditing department,  and management’s responses.

20.   Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

21.   Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

22.   Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Ethics.

23.   Discuss with management and independent auditors any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements, accounting policies or compliance policies.

24.   Discuss with the Company’s General Counsel legal and regulatory matters that may have a material impact on the financial statements or the Company’s compliance policies and internal controls.

25.   Establish and review periodically procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

General

26.   Wherever it is stated in this Charter that the Audit Committee shall “review” or “discuss” any of the matters described herein, it shall be understood that the purpose of this Charter is to require the Audit Committee in all such cases to carefully review and discuss the matter and to make appropriate inquiries and investigations with respect thereto.

27.   By approving this Charter the Board shall not be deemed to have approved or adopted by implication any law, rule, regulation, policy or practice to which it is not otherwise bound or which is not otherwise expressly approved and adopted herein.

In addition to the activities described above, the Audit Committee will perform such other functions as necessary or appropriate in its opinion under applicable law, the Company’s certificate of incorporation and by-laws, and the resolutions and other directives of the Board.

Limitation of Audit Committee Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate, and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

			☐	Mark this box with an X if you have made
changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - Margaret S. Dano	☐	☐

	For	Withhold
02 - Dr. James L. Doti	☐	☐

	For	Withhold
03 - David S. Engelman	☐	☐

	For	Withhold
04 - Daniel D. Villanueva	☐	☐

B Issues

The Board of Directors recommends a vote FOR the following proposals.

2. To ratify the appointment of Ernst & Young LLP as our			For	Against	Abstain
independent registered public accounting firm for fiscal 2007.			☐	☐	☐

3. To consider and act upon such other business that may			For	Against	Abstain
properly come before the meeting.			☐	☐	☐

MARK BOX IF YOU PLAN TO ATTEND THE MEETING			☐

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

This proxy must be signed exactly as your name appears hereon.  Executors, administrators, trustees, etc. should give full title, as such.  If the shareholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

Signature 1 - Please keep signature within the box			Signature 2 - Please keep signature within the box		Date (mm/dd/yyyy)

Proxy – FLEETWOOD ENTERPRISES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Thomas B. Pitcher and Leonard J. McGill, or either of them, proxies with full power of substitution, to vote all shares of Common Stock of Fleetwood Enterprises, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, September 12, 2006, and at any adjournment thereof, as specified below and on the reverse side and to act in their discretion on all matters incident to the conduct of the meeting and upon all other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.  THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INDICATED INSTRUCTIONS.  HOWEVER, IF IT IS PROPERLY SIGNED BUT NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE FOUR (4) NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.